AMENDMENT


TO ARTICLES OF INCORPORATION

OF

PREMIER BRANDS, INC.



	In accordance with Sections 16-10s-1003 and 16-10s-1006 of the Utah Revised
Business Corporation act Premier Erands  Inc . a Utah Corporation
(the Corporation), does hereby adopt the following amendment
(the Amendment) to the articles of Incorporation.

1. The corporation's Articles of incorporation are hereby amended to add a new articles
2. XIII, which shall be and read as follows:


ARTICLE XIII

SHAREHOLDER ACTION WITHOUT A MEETING

	       Pursuant to Sections 16-10s and 16-10s-1704(4) of the Utah Revised Business Corporation Act, any section which may be taken at any annual or special meeting of shareholders may me taken without a meeting and without prior notice, if one or more contents in writing setting fourth the action so taken, shall be signed by the holders of contanting shares having not less than the minimum number of votes that would be necessary to authorize or takes action at a meeting at which all shares entitled to vote thereon was present and voted.

3. Except as specified provided hereas the provisions of the Corporation's Articles of incorporation shall remain .
unamended and shall continue in full force and effect.


 By extension of this Amendment to the Articles o Incorporation, the President and Secretary
4. of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was adopted as an Amendment to the original
Articles of Incorporation of the Corporation by the shareholders of the Corporation at a Special meeting of the shareholders held on September 16, 1998, pursuant to proper notice, as of August 26,1998, the record date for the Shareholders action there were 1,641.254